Exhibit 99.2

INFINT Acquisition Corporation Announces Closing of Initial Public
Offering and Exercise of Full Over-Allotment Option

New York, NY – November 23, 2021 – INFINT Acquisition Corporation (the “Company”) announced today the closing of its initial public offering of 17,391,200 units at $10.00 per unit. Each unit consists of one of the Company’s Class A ordinary shares and one-half of one redeemable warrant. Each warrant entitles the holder thereof to purchase one Class A ordinary share at a price of $11.50 per share. The underwriters exercised their over-allotment option in full for an additional 2,608,680 units at the time of the closing of the Offering. As a result, the aggregate gross proceeds of the offering, including the over-allotment, are $199,998,800, prior to deducting underwriting discounts, commissions, and other offering expenses.

The units have been listed on the New York Stock Exchange (“NYSE”) and began trading on November 19, 2021, under the ticker symbol “IFIN.U”. Once the securities comprising the units begin separate trading, the Class A ordinary shares and warrants are expected to be listed on the NYSE under the symbols “IFIN” and “IFIN.WS”, respectively.

The Company is a blank check company formed for the purpose of effecting a merger, capital share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. While the Company may pursue an initial business combination target in any business or industry, it intends to focus on the financial software and information services companies operating at the intersection of the financial and business services sectors (“financial technology”). The Company is led by its Chief Executive Officer, Sasha Edgarov.

EF Hutton, division of Benchmark Investments, LLC, acted as the lead book-running manager and JonesTrading Institutional Services acted as joint book-running manager on the offering.

K&L Gates LLP served as legal counsel to the Company. Ortoli Rosenstadt LLP served as legal counsel to EF Hutton.

The offering was made only by means of a prospectus. Copies of the prospectus may be obtained from EF Hutton, division of Benchmark Investments, LLC, 590 Madison Ave., 39th Floor, New York, NY 10022, Attention: Syndicate Department, or via email at syndicate@efhuttongroup.com or telephone at (212) 404-7002.

The Securities and Exchange Commission (“SEC”) declared effective a registration statement on Form S-1 relating to these securities on November 18, 2021, and a registration statement on Form S-1MEF (File No. 333-261199), was filed with the SEC on the same date and became effective upon filing. A final prospectus relating to this offering has been filed with the SEC. This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the Company’s initial public offering and the anticipated use of the net proceeds thereof. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and final prospectus for the offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact

INFINT Acquisition Corporation

32 Broadway, Suite 401

New York, NY 10004

Sasha Edgarov

Chief Executive Officer

sasha@infintspac.com

(212) 287-5010